JOINT FILING AGREEMENT

This JOINT FILING AGREEMENT is entered into as of October 23, 2012, by and among the signatories hereto. The undersigned hereby agree that the Statement on Schedule 13D with respect to the shares of common stock, par value $0.001 per share, of NTS, Inc., a Nevada corporation, is, and any amendment thereafter signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: October 23, 2012

JEFFREY EBERWEIN	BOSTON AVENUE CAPITAL, LLC

/s/ Jeffrey Eberwein	/s/ Stephen J. Heyman
Jeffrey Eberwein, Individually	Stephen J. Heyman, Manager

RICHARD K. COLEMAN, JR.	BOSTON AVENUE CAPITAL, LLC

/s/ Richard K. Coleman, Jr.	/s/ James F. Adelson
Richard K. Coleman, Jr., Individually	James F. Adelson, Manager

MARK D. STOLPER	CHARLES M. GILLMAN

/s/ Mark D. Stolper	/s/ Charles M. Gillman
Mark D. Stolper, Individually	Charles M. Gillman, Individually

GLOBALTEL HOLDINGS, LLC	MANCHESTER MANAGEMENT COMPANY, LLC

/s/ Dilip Singh	/s/ James E. Besser
Dilip Singh, Manager	James E. Besser,

DILIP SINGH	JAMES E. BESSSER

/s/ Dilip Singh	/s/ James E. Besser
Diling Singh, Individually	James E. Besser,

CCM OPPORTUNISTIC PARTNERS, LP

By: CCM Opportunistic Partners GP, LP, its General Partner

By: CCM GP, LLC, its General Partner

By: /s/ Alfred John Knapp, Jr.
Name: Alfred John Knapp, Jr.
Title: Manager

CCM OPPORTUNISTIC ADVISORS, LLC

/s/ Alfred John Knapp, Jr.
Name: Alfred John Knapp, Jr. Title: Manager

ALFRED JOHN KNAPP, JR.

/s/ Alfred John Knapp, Jr.
Alfred John Knapp, Jr., Individually